UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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SCIENTIFIC INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

N/A
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January 6, 2021

Dear Fellow Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Scientific Industries, Inc. which will be held at 11:00 a.m. (New York time) on Friday, February 26, 2021. The safety of our stockholders is important to us, and given the current guidance by public health officials surrounding COVID-19 and group gatherings, this year’s annual meeting will be a virtual only meeting held completely via telephone and Internet.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2020 Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented at the 2020 Annual Meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting. Accordingly, please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying business reply envelope so that your shares will be represented at the Annual Meeting. This will not limit your right to vote at the meeting or to attend the meeting.

Thank you for your continued support.

Sincerely, John A. Moore Chairman

SCIENTIFIC INDUSTRIES, INC.
80 Orville Drive, Suite 102
Bohemia, New York 11716

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

February 26, 2021

Notice is hereby given that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Scientific Industries, Inc., a Delaware corporation (the "Company"), will be held on Friday, February 26, 2021, at 11:00 a.m. (New York time). In light of the COVID-19 Pandemic, for the safety of all our people, including stockholders, directors, management and all that attend our meeting, we have determined that the 2020 Annual Meeting will be held in a virtual meeting format only, via the Internet and by telephone, with no physical in-person meeting. Stockholders may participate online by logging in at: https://global.gotomeeting.com/join/967698701

Or by telephone by dialing +1 (786) 535-3211, with access code: 967-698-701.

At the meeting, stockholders will consider and act upon the following:

1.
To elect two Class C Directors to the Company's Board of Directors to serve until the Company’s annual meeting of stockholders with respect to the year ending June 30, 2023 and until the election and qualification of their respective successors.
2.
To consider and act upon a proposal to approve an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 7,000,000 to 10,000,000 shares.
3.
To consider and act upon a proposal to approve an amendment to the 2012 Stock Option Plan of the Company to increase the number of shares of Common Stock available for issuance thereunder by 943,000 shares, from 307,000 to 1,250,000 shares.
4.
To ratify the appointment of Nussbaum Berg Klein & Wolpow, CPAs LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021.
5.
To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on January 6, 2021, as the record date for determination of stockholders entitled to notice of and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder of the Company at the Annual Meeting. In addition, the list will be open for examination by any stockholder of the Company for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors of the Company, and mail it promptly in the enclosed postage paid envelope. Any proxy may be revoked by delivery of a later dated proxy.

By Order of your Board of Directors, Robert P. Nichols, Secretary

Bohemia, New York
January 6, 2021

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE KINDLY REQUEST THAT YOU PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED, BY EMAIL TO PROXY@SCIENTIFICINDUSTRIES.COM, OR FAX 631-567-5896. IF YOU ARE A STOCKHOLDER OF RECORD AND YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE AT THE MEETING IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

SCIENTIFIC INDUSTRIES, INC.
80 Orville Drive, Suite 102
Bohemia, New York 11716

PROXY STATEMENT
_________________

2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 26, 2021
_________________

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Scientific Industries, Inc., a Delaware corporation (the "Company"), for use at the 2020 Annual Meeting of Stockholders (the "Annual Meeting") to be held virtually, on Friday, February 26, 2021, at 11:00 a.m. (New York time), and at any adjournments or postponements thereof. In light of the COVID-19 Pandemic, for the safety of all our people, including stockholders, directors, management, and all that attend our meeting, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet and by telephone, with no physical in-person meeting to be held. Stockholders may participate online by logging in at:
https://global.gotomeeting.com/join/967698701 or by telephone by dialing +1 (786) 535-3211, with access code: 967-698-701.

At the Annual Meeting, stockholders of the Company will be asked to: (1) elect two Directors of the Company to serve until the Company’s annual meeting of stockholders with respect to the fiscal year ending June 30, 2023, and until the election and qualification of their successors; (2) approve the amendment to the Certificate of Incorporation of the Company; (3) approve the amendment to the 2012 Stock Option Plan of the Company; (4) ratify the appointment of Nussbaum Berg Klein & Wolpow, CPAs LLP, as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021; and (5) transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date, Voting Rights

Only stockholders of record of the Company’s Common Stock, par value $0.05 per share (the “Common Stock”), as of the close of business on January 6, 2021 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On the Record Date, there were 2,861,263 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote.

The presence at the Annual Meeting, virtually, or by a properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock as of the Record Date is necessary to constitute a quorum. In the determination of the number of shares of Common Stock present at the Annual Meeting for quorum purposes abstentions and broker “non-votes” are included. A broker "non-vote" occurs when a nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies, Revocation, Solicitation

All stockholders who deliver properly executed and dated proxies to the Company prior to the Annual Meeting will be deemed present at the Annual Meeting regardless of whether such proxies direct the proxy holders to vote for or against, or to withhold or abstain from voting. The proxies, when properly executed and returned to the Company, will be voted in accordance with the instructions given therein by the person executing the proxy. In the absence of instructions, properly executed proxies other than with respect to broker “non-votes” will be voted FOR (1) the election of the Board’s nominees, Mr. Joseph G. Cremonese and Mr. Christopher Cox as Class C Directors of the Company; (2) the approval of the amendment to the Certificate of Incorporation of the Company; (3) the approval of the amendment to the 2012 Stock Option Plan of the Company; and (4) the ratification of the appointment by the Board of Directors of Nussbaum Berg Klein & Wolpow, CPAs LLP, as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021.

Any stockholder who executes and delivers a proxy may revoke it at any time before it is voted by delivering a written notice of such revocation to the Secretary of the Company at the address of the Company set forth in this proxy statement, by submitting a properly executed proxy bearing a later date, or by attending the Annual Meeting and requesting the return of the proxy or by voting during the meeting. In accordance with applicable rules, boxes and designated spaces are provided on the proxy card for stockholders to mark if they wish either to vote for or withhold authority to vote for the nominees for Directors, or to vote for, against or to abstain from voting for the proposal to approve the amendment to the Company’s Certificate of Incorporation, the proposal to approve the amendment to the Company’s 2012 Stock Option Plan and the proposal to ratify the appointment by the Board of Directors of the Company’s independent registered public accounting firm.

A stockholder’s attendance at the Annual Meeting will not, by itself, revoke a proxy given by that stockholder. Stockholders vote at the Annual Meeting by casting ballots (at the Annual Meeting or by proxy), which are tabulated by a person who is appointed by the Board of Directors before the Annual Meeting to serve as inspector of election at the Annual Meeting and who has executed and verified an oath of office. Instructions will be provided during the virtual meeting on how to vote at the Annual Meeting.

It is anticipated that this proxy statement, the enclosed proxy card, and the Company’s Annual Report will be mailed to the Company's stockholders on or about January 20, 2021.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of January 6, 2021 certain information as to each person who to the Company’s knowledge, based upon such person’s representations or publicly available filings, beneficially owned more than 5% of the outstanding shares of the Company’s Common Stock as of that date:

Name	Amount and Nature of Beneficial Ownership**	% of Class
Roy T. Eddleman, Trustee, Roy T. Eddleman Trust UAD 8-7-2000 Troy Gould PC 1801 Century Park East Suite 1600 Los Angeles, CA 90067	1,495,686 (1)	42.2%
Christopher Cox One World Financial Center New York, NY 10281	444,000 (2)	14.4%
Lyon Polk 1585 Broadway 22nd Floor New York, NY 10036	444,000 (3)	14.4%

** Percentages of ownership are based upon the number of shares of Common Stock issued and outstanding. Shares of Common Stock that may be acquired pursuant to options or warrants that are exercisable within 60 days of the date indicated above are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for the percentage ownership of any other person.

(1)
Based upon form Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on June 24, 2020. Includes 683,850 shares issuable upon exercise of warrants.

(2)
Based upon form Schedule 13D filed with the SEC on June 29, 2020. Includes 222,000 shares issuable upon exercise of warrants.

(3)
Based upon form Schedule 13D filed with the Securities and Exchange Commission SEC on June 29, 2020. Includes 222,000 shares issuable upon exercise of warrants.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company's Certificate of Incorporation provides for a classified Board of Directors, consisting of three classes, each class serving a three-year term on a staggered basis. Two are Class A Directors, two are Class B Directors, and two are Class C Directors. At the Annual Meeting, the two Class C Directors are to be elected to serve until the annual meeting of stockholders with respect to the fiscal year ending June 30, 2023, and until their successors are duly elected and qualified. During the fiscal year ended June 30, 2020 (“fiscal 2020”), the Board held eight meetings, at each of which all Directors were present. Shares of Common Stock represented by executed and returned proxies solicited by the Board of Directors will be voted for the nominees hereinafter named if authority to do so is not specifically withheld. If for any reason said nominee shall become unavailable for election, which is not now anticipated, the proxies will be voted for a substitute nominee designated by the Board of Directors.

The Directors of the Company are elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote. A plurality means that the nominee with the largest number of votes is elected as Director. In tabulating the vote, abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote.

The Board of Directors recommends that stockholders vote FOR the election of the nominees identified below to the Board of Directors.

Nominees

The Board of Directors has designated Mr. Joseph G. Cremonese and Mr. Christopher Cox, one of which is currently a Class C director, as their nominees for election.

Joseph G. Cremonese (age 85), a Director since November 2002 and Chairman of the Board since February 2006, has been, through his affiliate, a marketing consultant to the Company since 1996. Mr. Cremonese has been since 1991, President of his affiliate, Laboratory Innovation Company, Ltd, which is a vehicle for the consulting services for the Company.

[Christopher Cox (age 56), has been a Senior Vice President of Population Health Investment Co., Inc. since September 2020 and a Co-Founder and Managing Partner of Population Health Partners LLC since May 2020. Mr. Cox has been a corporate attorney for over 25 years, most recently at Cadwalader, Wickersham & Taft LLP, which he joined as a partner in January 2012 and where he served a co-chair of the global corporate group and a member of the firm’s management committee until February 2016. From February 2016 to March 2019, Mr. Cox was Executive Vice President and Chief Corporation Development Officer of Medicines Company. Prior to January 2012, Mr. Cox was a partner at Chill Gordon & Reindel.

Other Directors

Marcus Frampton (age 40), a Director since March 2019 is the Chief Investment Officer of the Alaska Permanent Fund Corporation and serves on the Board of Directors of Managed Funds Association and Nyrada, Inc., a drug development company. He served as Director of Investments, Real Assets and Absolute Return of the Alaska Permanent Fund from 2016 to 2018 and Director of Investments, Private Markets of the Alaska Permanent Fund from 2012 to 2016 for the Alaska Permanent Fund Corporation.

John A. Moore (age 55), a Director since January 2019 and Chairman of the Board since January 2020, is also the President of Scientific Bioprocessing, Inc. (“SBI”), a wholly owned subsidiary of the Company, since January 2020 and had been providing consulting services to SBI since March 2019. Mr. Moore serves as Chairman of Nyrada, Inc., a drug development company since July 2019 and prior to that served as a director with Noxopharm Limited, a drug development company, and is also the Chairman of Trialogics, a clinical trial software provider. Mr. Moore was President, Chief Executive Officer and director of Acorn Energy, Inc. from 2006 to 2016.

Helena R. Santos (age 56), a Director since 2009, has been employed by the Company since 1994, and has served since August 2002 as its President, Chief Executive Officer, Chief Financial Officer and Treasurer. She had served as Vice President, Controller from 1997 and as Secretary from May 2001.

Reinhard Vogt (age 64), a Director since August 2020, served as Executive Vice President and on the Executive Board of Sartorius Stedim Biotech GmbH for the 10 years prior to his retirement in July 2019.

Stock Ownership

The following table sets forth, as of January 6, 2021, relevant information as to the shares of Common Stock beneficially owned by (I) each Director and Director nominee of the Company, (ii) each executive officer of the Company identified in the Summary Compensation Table under “Executive Officers and Key Personnel,” and (iii) all directors, director nominees and executive officers as a group.

Beneficial Owner	Number	Percentage
Christopher Cox	444,000(1)	14.4%
Joseph G. Cremonese	134,412(2)	4.7%
Marcus Frampton	76,360(3)	2.7%
John A. Moore	34,786(4)	1.2%
Reinhard Vogt	125,000(5)	4.2%
Helena R. Santos	38,252(6)	1.3%
Robert P. Nichols	27,085(7)	1.0%
Karl D. Nowosielski	34,183(8)	1.2%
All directors, director nominees and executive officers as a group (8 persons)	914,078(9)	27.7%

(1) Based upon form Schedule 13D filed with the SEC on June 29, 2020. Includes 222,000 shares issuable upon exercise of warrants.
(2) 102,412 shares are owned jointly with his wife, 7,000 shares are owned by his wife, and 25,000 shares are issuable upon exercise of options.
(3) 725 shares are owned by Mr. Frampton. Mr. Frampton has voting power over 77,085 shares of Common Stock.
(4) Includes 12,586 shares issuable upon exercise of options.
(5) Represents 125,000 shares issuable upon exercise of options.
(6) Includes 17,000 shares issuable upon exercise of options.
(7) Includes 7,500 shares issuable upon exercise of options.
(8) Includes 9,683 stock issued in connection with the acquisition of the Torbal Division in February 2014. Includes 24,500 shares issuable upon exercise of options.
(9) Includes 433,586 shares issuable upon exercise of options.

Board Committees

The Company has two committees – The Compensation Committee and the Audit Committee. The Compensation Committee is comprised of Mr. Frampton. The Audit Committee is comprised of the entire Board of Directors.

Directors’ Compensation and Options

DIRECTORS’ COMPENSATION
For the Year Ended June 30, 2020

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards($) (d)	Non-Equity Incentive Plan Comp-ensation ($) (e)	Changes in Pension Value and Non-qualified Deferred Compens-ation Earnings ($) (f)	Non-qualified Deferred Comp-ensation Earnings ($) (g)	All Other Comp- ensation ($) (h)	Total ($) (i )
Joseph G.Cremonese	36,700	0	0	0	0	0	76,200(1)	112,900
Marcus Frampton	24,800	0	0	0	0	0	0	24,800
Grace S. Morin	6,400	0	0	0	0	0	8,400(2)	14,800
James S. Segasture	16,800	0	0	0	0	0	00	16,800
John F.F. Watkins	24,800	0	0	0	0	0	0	24,800

(1) Represents amount paid to him and his affiliate pursuant to a consulting agreement (see Related Transactions below).

(2) Represents compensation received for her administrative services as a consultant for Altamira through March 2020, upon termination of her consulting agreement. Ms. Morin’s directorship terminated in January 2020.

The Company paid each Director who is not an employee of the Company or a subsidiary a quarterly retainer fee of $2,200 and a meeting fee of $2,000 for each meeting attended for each of fiscal 2020 and fiscal 2019. In addition, the Company reimburses each Director for out-of-pocket expenses incurred in connection with attendance at board meetings. From July 2019 through January 2020, Mr. Cremonese, and from February 2020 through June 2020, Mr. Moore, as Chairman of the Board, each received an additional fee of $1,700 per month. During fiscal 2020, total director compensation to non-employee Directors aggregated $418,000, including the consulting fees paid to Mr. Cremonese’s affiliate, Mr. Moore, and Ms. Morin. On June 23, 2020, Mr. Cremonese was awarded 20,000 options in connection with his consulting agreement. Prior to that, Mr. Cremonese, had been awarded a total of 45,000 stock options under the Company's 2002 and 2012 Stock Option Plans of which 5,000 remain unexercised. None of the other directors have options outstanding.

Executive Officers and Key Personnel

See below for the employment history of Ms. Santos and Mr. Moore.

Robert P. Nichols (age 59), is the President of the Genie Products Division of the Benchtop Laboratory Equipment operations and Corporate Secretary and has been employed by the Company since February 1998. Previously, he had been since May 2001, the Company’s Vice President of Engineering.

Karl D. Nowosielski (age 42), is the President of the Torbal Products Division of the Benchtop Laboratory Equipment operations and Director of Marketing for the Company. He was Vice President of Fulcrum, Inc. (the seller of the Torbal Products Division assets to the Company) from 2004 until February 2014.

The Compensation Committee reviews and recommends to the Board of Directors the compensation to be paid to each executive officer. Executive compensation, in all instances except for the compensation for the Chief Executive Officer (“CEO”), is based on recommendations from the CEO. The CEO makes a determination by comparing the performance of each executive being reviewed with objectives established at the beginning of each fiscal year and with objectives established during the business year with regard to the success of the achievement of such objectives and the successful execution of management targets and goals.

With respect to the compensation of the CEO, the Committee considers performance criteria, 50% of which is related to the direction, by the CEO, of the reporting executives, the establishment of executive objectives as components for the successful achievement of Company goals and the successful completion of programs leading to the successful completion of the Business Plan for the Company, and 50% of which is based on the achievement by the Company of its financial and personnel goals taking into account the amount of the income or loss of the Company during the relevant fiscal year.

The compensation at times includes grants of options under its stock option plan to the named executives. Each officer is employed pursuant to a long-term employment agreement containing terms proposed by the Committee and approved as reasonable by the Board of Directors. The Board is cognizant that as a relatively small company, the Company has limited resources and opportunities with respect to recruiting and retaining key executives. Accordingly, the Company has relied upon long-term employment agreements and grants of stock options to retain qualified personnel.

Compensation for each of its executive officers provided by their employment agreements were based on the foregoing factors and the operating and financial results of the segments under their management.

The following table summarizes all compensation paid by the Company to each of its executive officers for the fiscal years ended June 30, 2020 and 2019.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Comp- ensation ($) (g)	Non- Qualified Deferred Compen-sation Earnings ($) (h)	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Comp- ensation ($) (i)	Total ($) (j)
Helena R. Santos,	2020	185,700	50,000	0	13,100(1)	0	0	0	9,400(5)	258,200
CEO, President, CFO	2019	180,300	0	0	13,100(1)	0	0	0	4,900(5)	198,300

John A. Moore,	2020	145,000	50,000	0	36,000(2)	0	0	0	28,900(6)	259,900
Chairman, President of SBI	2019	40,000	0	0	12,000(2)	0	0	0	9,800(6)	61,800

Robert P. Nichols,	2020	162,300	10,000	0	3,900(3)	0	0	0	6,700(5)	177,900
President of Genie Division and Corporate Secretary	2019	157,600	0	0	3,900(3)	0	0	0	6,800(5)	168,300

Karl D. Nowosielski,	2020	169,800	10,000	0	6,300(4)	0	0	0	7,200(5)	193,300
President of Torbal Division and Director of Marketing	2019	163,300	10,000	0	7,400(4)	0	0	0	6,400(5)	187,100

(1) The amounts represent compensation expense for the stock options granted on July 1, 2017 valued utilizing the Black-Scholes-Merton options pricing model, disregarding estimates of forfeitures related to service-based vesting considerations. The option was valued at a total of $39,200 of which $13,100 was expensed in each of fiscal 2020 and fiscal 2019. On June 23, 2020, the Company awarded Ms. Santos options to purchase 215,366 shares of Common Stock, subject to amendment of the Company’s 2012 Stock Option Plan.

(2) The amounts represent consulting expense for the stock options granted from March 2019 through June 2020 valued at $3,000 per month utilizing the Black-Scholes-Merton options pricing model, of which $36,000 was expensed in fiscal 2020 and $12,000 in fiscal 2019.

(3) The amounts represent compensation expense for the July 1, 2017 stock options granted valued utilizing the Black-Scholes-Merton options pricing model, disregarding estimates of forfeitures related to service-based vesting considerations. The option was valued at a total of $11,800, of which $3,900 was expensed in each of fiscal 2020 and 2019.

(4) The amounts represent compensation expense for the stock options granted on July 1, 2017, and February 26, 2017, valued utilizing the Black-Scholes-Merton options pricing model, disregarding estimates of forfeitures related to service-based vesting considerations. The stock options were granted as part of his employment agreement. The options were valued at a total of $11,800, and $10,500, respectively, of which $6,300 and $7,400 was expensed in fiscal 2020 and 2019, respectively.

(5) The amounts represent the Company’s matching contribution under the Company’s 401(k).

(6) The amounts represent director and chairman fees paid to Mr. Moore through June 30, 2020. On July 1, 2020 Mr. Moore became an employee of the Company and thereafter has not been and will not be paid any director fees.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR ENDED JUNE 30, 2020

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan $ (c)	Estimated Future Payouts Under Equity Incentive Plan $ (d)	All Other Stock Awards: Number Of Shares Of Stock Or Units (#) (e)	All Other Option Awards: Number Of Securities Underlying Options (#) (f)	Exercise Or Base Price Of Option Awards ($/Sh) (g)	Grant Date Fair Value of Stock And Option Awards (h)
John A. Moore	07/01/19-06/30/20	0	0	0	5,881	5.35-11.30	36,000

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
Name (a)	Number of Securities Under- lying Unexercised Options (#) Exercisable (b)	Number of Securities Under- lying Unexercised Options (#) Unexerci- sable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Helena Santos	8,666	8,334	0	3.08	07/2022-12/2027
John Moore	1,902	10,684	0	4.50-11.30	07/2029-06/2030
Robert Nichols	5,000	2,500	0	3.08	12/2023-07/2027
Karl Nowosielski	22,000	2,500	0	3.05-4.05	02/2024-07/2027

OPTION EXERCISES AT FISCAL YEAR-END

Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Helena Santos	8,000	26,560
Robert Nichols	2,000	4,880

Employment Agreements

On July 1, 2017, the Company entered into a new employment agreement with Ms. Helena R. Santos through June 30, 2020 with the option to extend for two additional one-year periods, with the first one-year option exercised through June 30, 2021. The agreement provides for an annual base salary for the fiscal year ended June 30, 2018 of $175,000 with annual increases thereafter of 3% per annum or the percentage increase, if any, in the Consumer Price Index, whichever is higher. The agreement also provided for a bonus of $25,000 for the fiscal year ended June 30, 2018 and on a discretionary basis thereafter. A bonus of $50,000 was granted for fiscal 2020 and none in fiscal 2019. The agreement also provided for a grant of options to purchase 25,000 shares of the Company’s stock which were granted during the year ended June 30, 2018. No options were granted in fiscal 2019. On June 23, 2020 the Board of Directors authorized to be granted to Ms. Santos options to purchase 215,366 shares of the Company’s stock, subject to amendment of the Company’s 2012 Stock Option Plan.

On July 1, 2017, the Company entered into a new employment agreement with Mr. Robert P. Nichols through June 30, 2020 with the option to extend for two additional one-year periods, with the first one-year option exercised through June 30, 2021. The agreement provided for an annual base salary for the fiscal year ended June 30, 2018 of $153,000 with annual increases thereafter of 3% per annum or the percentage increase, if any, in the Consumer Price Index, whichever is higher. The agreement also provided for a bonus of $10,000 for the fiscal year ended June 30, 2018 and on a discretionary basis thereafter. A bonus of $5,000 was granted for fiscal 2020 and none in fiscal 2019. The agreement also provided for a grant of options to purchase 7,500 shares of the Company’s stock which were granted during the year ended June 30, 2018. No options were granted in fiscal 2019 or fiscal 2020.

On July 1, 2017, the Company entered into a new employment agreement with Mr. Karl Nowosielski through June 30, 2020 with the option to extend for two additional one-year periods, with the first one-year option exercised through June 30, 2021. The agreement provided for an annual base salary for the fiscal year ended June 30, 2018 of $157,000 with annual increases thereafter of 4% per annum. The agreement also provided for a bonus of $10,000 for the fiscal year ending June 30, 2018 and $10,000 for each subsequent year, provided a minimum 5% increase in the EBITDA of the Torbal Products Division is achieved. A bonus of $10,000 was awarded during fiscal 2020 and fiscal 2019. The agreement also provided for a grant of options to purchase 7,500 shares of the Company’s stock which were granted during the year ended June 30, 2018. No options were granted in fiscal 2019 or fiscal 2020.

On July 1, 2020, the Company entered into a new employment agreement with Mr. John A. Moore through June 30, 2023 with the option to extend for two additional one-year periods. The agreement provides for an annual base salary for the fiscal year ended June 30, 2021 of $175,000 with annual increases thereafter of 3% per annum or the percentage increase, if any, in the Consumer Price Index, whichever is higher. The agreement also provides for discretionary bonuses as determined by the Board of Directors or Compensation Committee. A bonus of $50,000 was granted for fiscal 2020 and none in fiscal 2019. The agreement also provides for a grant of options to purchase 215,366 shares of the Company’s stock, subject to amendment of the Company’s 2012 Stock Option Plan. Mr. Moore had been providing consulting services to the Company’s wholly owned subsidiary, Scientific Bioprocessing, Inc., since March 2019 pursuant to a consulting agreement through June 30, 2020, at which time he became an employee of the Company. The agreement provided for a monthly cash fee of $10,000 through August 2019 and $12,500 from September 2019 through June 2020 plus the monthly issuance of stock options valued at $3,000 for each month that services were provided. The agreement contained confidentiality and non-competition covenants. The Company paid fees of $40,000 and granted options with a value of $12,000 for fiscal 2019.

The employment agreements for Ms. Santos, Mr. Nichols, Mr. Moore, and Mr. Nowosielski contain confidentiality and non-competition covenants. The employment agreements for Ms. Santos, Mr. Nichols and Mr. Nowosielski contain termination provisions stipulating that if the Company terminates the employment other than for death, disability, or cause (as such term is defined therein), or if the relevant employee resigns for “good reason” (as such term is defined therein), the Company shall pay severance payments equal to one year’s salary at the rate of the compensation at the time of termination, and continue to pay the regular benefits provided by the Company for a period of one year from termination. The employment agreement for Mr. Moore contains termination provisions stipulating that if the Company terminates the employment other than for death, disability, or cause (as such term is defined therein), or if Mr. Moore resigns for “good reason” (as such term is defined therein), the Company shall pay severance payments equal to either one year’s salary at the rate of the compensation at the time of termination if Mr. Moore is terminated within 12 months of the date of his agreement or six months’ salary if Mr. Moore is terminated after 12 months of the date of his agreement, continue to pay the regular benefits provided by the Company for the period equal to the length of the severance payments and pay a pro rata portion of any bonus achieved prior to such termination of employment. Ms. Santos’ employment agreement also contains a provision that within one year of a change of control, if either the Company terminates her employment for any reason other than for “cause” or she terminates her employment for “good reason”, she will have the right to receive a lump sum payment equal to three times the average of her total annual compensation paid for the last five years immediately preceding such termination, minus $1.00.

Related Transactions

Mr. Joseph G. Cremonese, a Director since November 2002, through his affiliate, Laboratory Innovation Company, Ltd., provides consulting services to the Company under a consulting agreement expiring on December 31, 2021 at a monthly retainer of $9,000. The agreement contains confidentiality and non-competition covenants. The Company paid fees of $76,200 and $43,200 for fiscal 2020 and fiscal 2019, respectively.

Effective July 20, 2020, the Company entered into a consulting agreement with Societät Reinhard and Noah Vogt AG GmbH and Mr. Vogt (collectively, the “Consultant”) for a two (2)-year period, unless terminated by either party with 90 days’ prior written notice. Mr. Vogt is a member of the Board of Directors. The consulting agreement provides for the Consultant to furnish consulting services as to the strategic operations of SBI. The Consultant is paid a monthly fee of 5,000 euros, an annual bonus of up to 2% of net sales of SBI over mutually agreed upon sales targets plus the issuance of 125,000 stock options of the Company, which were issued in July 2020. The agreement shall automatically renew at the end of the term for additional one (1) year periods, subject to earlier termination by either party upon 90 days’ prior written notice, and incorporates non-competition and confidentiality clauses.

Section 16(a) Reporting

The Company believes that, for the year ended June 30, 2020, its officers, directors and 10% stockholders timely complied with all filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

PROPOSAL 2

PROPOSAL TO APPROVE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The Board of Directors, subject to stockholders’ approval, approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 7,000,000 to 10,000,000 shares and directed that the amendment be submitted to the stockholders for approval at the Annual Meeting. The proposed amendment is attached as Exhibit A to this Proxy Statement.

Our Board of Directors believes that the amendment of the Company’s Certificate of Incorporation is in the best interest of the Company and its stockholders as it will provide the Company with available shares that can be issued for various corporate purposes, including acquisitions, stock dividends, stock splits, stock options, convertible debt and equity financings, which will enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

Increase in Authorized Shares

The amendment to Article FOUR of the Company’s Certificate of Incorporation is intended to increase the number of authorized shares of Common Stock from 7,000,000 to 10,000,000 shares. The additional shares of Common Stock to be authorized under the Certificate of Incorporation will have rights identical to the currently outstanding Common Stock of the Company.

The increase in authorized shares will allow for an increase in the number of shares made available under the Company’s 2012 Stock Option Plan. Additionally, the Company may issue shares of Common Stock in connection with a future financing. The increase will provide the Company’s Board of Directors with the ability to issue additional authorized shares of stock without further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of any national securities exchange on which shares of stock of the Company may be listed. Under the Company’s Certificate of Incorporation, the Company’s stockholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issuance of capital stock of the Company in order to maintain their proportionate ownership of the Company’s stock.

The issuance of any additional shares of the Company’s Common Stock would both dilute the equity interest and the earnings per share of existing holders of the Company’s Common Stock. Such dilution may be substantial depending upon the number of shares issued. The newly authorized shares will have voting and other rights identical to those of the currently issued Common Stock. However, the increase could have a dilutive effect on the voting power of existing stockholders.

The authorization of additional Common Stock, under certain circumstances, may also have an anti-takeover effect. For example, it may be possible for the Company’s Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Company’s Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The increased authorized capital therefore may have the effect of discouraging unsolicited takeover attempts and thereby limit the opportunity for stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, our Board of Directors is not aware of any attempt to take control of the Company and the Company’s Board of Directors did not propose the increase in the Company’s authorized capital with the intent that it be utilized as a type of anti-takeover device.

The Board of Directors unanimously recommends that the stockholders vote FOR the proposal to amend the Certificate of Incorporation.

PROPOSAL 3

PROPOSAL TO APPROVE AMENDMENT TO THE 2012 STOCK OPTION PLAN

General

The Board of Directors, subject to stockholders’ approval, approved an amendment to the Company’s 2012 Stock Option Plan (the “2012 Plan”) to increase the number of shares available for issuance thereunder by 943,000 shares, from 307,000 to 1,250,000 shares, and directed that the amendment be submitted to the stockholders for approval at the Annual Meeting. The proposed amendment is attached as Exhibit B to this Proxy Statement.

The amendment to the 2012 Plan is intended to ensure that the Company can continue to provide an incentive to our key employees, directors, and consultants by enabling them to share in our future growth. If approved by the stockholders, all of the additional shares will be available for grant as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as nonqualified stock options as defined in the 2012 Plan. If the stockholders do not approve the amendment, no shares will be added and the 2012 Plan will only have 22,414 available for grant as of the record date.

The 2012 Plan was adopted on February 12, 2012, and approved by the stockholders at the 2011 Annual Meeting of Stockholders. 157,000 shares of the Company’s Common Stock were initially approved and available for awards under the 2012 Plan. The 2012 Plan was subsequently amended to increase the number of shares available for issuance thereunder to 307,000. The purpose of the 2012 Plan was to create incentives which are designed to motivate eligible employees, directors, and consultants to put forth maximum effort toward the success and growth of the Company, and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success.

As of January 6, 2021 the number of shares currently available for grant is 22,414. Our Board does not believe that the number of shares available for issuance under the 2012 Plan is sufficient in light of our current strategy for growth. The increase represents approximately 32% of the outstanding total number of shares of the Company’s Common Stock as of January 6, 2021. After giving effect to such increase, the number of shares of Common Stock currently subject to outstanding awards (including those in Note 9 of Stock Ownership section), and shares currently available for issuance (22,414) pursuant to future awards will represent approximately 41.5% of our total outstanding shares of Common Stock.

Summary of the 2012 Plan

The following summary of the provisions of the 2012 Plan is qualified in its entirety by reference to the text of the 2012 Plan.

Options Authorized:

The 2012 Plan permits, as did the 2002 Plan, the Company to grant both incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Code, and other options which do not qualify as Incentive Stock Options (“Non-Qualified Options”).

The aggregate number of shares of Common Stock reserved for issuance under the 2012 Plan is 307,000, which includes 57,000 shares which, as of November 18, 2011, were reserved for issuance upon the exercise of outstanding stock options granted pursuant to the 2002 Plan. To the extent that any of the stock options previously granted under the 2002 Plan expire or terminate for any reason without having been exercised, then stock options exercisable for that same number of shares of Common Stock may be granted under the 2012 Plan. Accordingly, to the extent any of the outstanding options granted under the 2002 Plan are exercised, the number of shares for which options may be granted under the 2012 Plan will be reduced.

Unless earlier terminated by the Board of Directors, the 2012 Plan (but not outstanding options) will terminate on February 10, 2022, after which no further awards may be granted under the 2012 Plan. The 2012 Plan is administered by the full Board of Directors or, at the Board’s discretion, by a committee of the Board (the “Committee”) consisting of at least two persons.

Recipients of options under the 2012 Plan (“optionees”) are to be selected by the Board or the Committee. Unless otherwise provided by the Board or the Committee, options shall be exercisable in three equal, cumulative installments commencing respectively on the first, second, and third anniversary of the date of grant. The purchase price will be based on the fair market value of a share of Common Stock on the date of grant as determined pursuant to Section 422 (c)(7) of the Internal Revenue Code (the “Code”). The Board or the Committee determines the terms of each option grant including (1) the purchase price of shares subject to options, (2) the dates on which options become exercisable; (3) the expiration date of each option (which may not exceed ten years from the date of grant except for an incentive stock option granted to an employee who is also at least a 10% stockholder five years from the date of grant) and (4) any restriction to which the options are subject. The minimum per share purchase price for Incentive Stock Options and options granted to any director of the Company or a subsidiary who is not an employee of the Company or subsidiary (“Director”) is the fair market value or 110% of the fair market value for an Incentive Stock Option granted to an employee who owns at least 10% of the outstanding shares of Common Stock.

Optionees will have no voting, dividend or other rights as stockholders with respect to shares of Common Stock covered by options prior to becoming the holders of record of such shares. The purchase price upon the exercise of options may be paid in cash, by certified bank or cashier’s check or by tendering stock held by the optionee or by cashless exercise through a broker. The total number of shares of Common Stock available under the 2012 Plan, and the number of shares and per share exercise price under outstanding options will be appropriately adjusted in the event of any reorganization, merger or recapitalization of the Company or similar corporate event.

The Board of Directors may at any time terminate the 2012 Plan or from time to time make such modifications or amendments to the 2012 Plan as it may deem advisable and the Board or Committee (other than with respect to options held by a Director) may adjust, reduce, cancel and regrant an unexercised option if the fair market value declines below the exercise price subject to Section 409A of the Code. In no event may the Board, without the approval of stockholders, amend the 2012 Plan to increase the maximum number of shares of Common Stock for which options may be granted under the 2012 Plan or change the class of persons eligible to receive options under the 2012 Plan, or change the manner of determining the option prices, or extend the period during which an option may be granted or exercised.

Subject to limitations set forth in the 2012 Plan, the terms of option agreements will be determined by the Board or Committee, and need not be uniform among optionees.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief discussion of the Federal income tax consequences of transactions under the 2012 Plan. This discussion is not intended to be exhaustive and does not describe state or local tax consequences.

Incentive Stock Options:

No taxable income is realized by the optionee upon the grant or exercise of an Incentive Stock Option. If Common Stock is issued to an optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee’s employer for Federal income tax purposes.

Except as noted below for corporate “insiders,” if the Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of the holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares and (2) the Company will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the Company.

Subject to certain exceptions for disability or death, if an Incentive Stock Option is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise for a Non-Qualified Option.

For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an Incentive Stock Option generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a Non-Qualified Option. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her “regular” income tax liability. As a result, a taxpayer has to determine his potential liability under the alternative minimum tax.

Non-Qualified Options:

Except as noted below for corporate “insiders,” with respect to Non-Qualified Options: (1) no income is realized by the optionee at the time the option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, (and the Company is generally entitled to a tax deduction in the same amount), subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Special Rules Applicable To Corporate Insiders:

As a result of the rules under Section 16(b) of the Exchange Act, “insiders” (as defined in the Exchange Act), depending upon the particular exemption from the provisions of Section 16(b) utilized, may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of options. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular option. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular option.

The Board of Directors unanimously recommends that the stockholders vote FOR the proposal to amend the 2012 Stock Option Plan.

PROPOSAL 4

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, subject to stockholders’ approval, appointed Nussbaum Berg Klein & Wolpow, CPAs LLP (the “Firm”) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021. The Firm has audited the consolidated financial statements of the Company since 1991. A representative of the Firm is expected to be present at the Annual Meeting, and will have an opportunity to make a statement to the stockholders and will be available to respond to appropriate questions. The ratification of the appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be included in determining the number of shares of Common Stock present or represented and entitled to vote for purposes of approval and will have the effect of votes “against” the proposal. Broker “non-votes” will not be counted in determining the number of shares of Common Stock present or represented and entitled to vote to approve the proposal and will therefore not have the effect of votes either “for” or “against”.

Stockholder ratification of the appointment is not required by the Company’s Certificate of
Incorporation or By-laws or otherwise. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee, currently the entire Board of Directors, determines that such a change would be in the best interest of the Company and its stockholders.

The following is a description of the fees incurred by the Company for services by the Firm during fiscal 2020 and fiscal 2019:

The Company incurred for the services of the Firm fees of approximately $77,500 and $73,000 for fiscal 2020 and fiscal 2019, respectively, in connection with the audit of the Company’s annual consolidated financial statements and quarterly reviews; and $7,500 and $7,500 for the preparation of the Company’s corporate tax returns for fiscal 2020 and fiscal 2019, respectively.

In approving the engagement of the independent registered public accounting firm to perform the audit and non-audit services, the Board of Directors as the Company’s audit committee evaluates the scope and cost of each of the services to be performed including a determination that the performance of the non-audit services will not affect the independence of the firm in the performance of the audit services.

The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of Nussbaum Berg Klein & Wolpow, CPAs LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2021.

OTHER MATTERS

The Board of Directors are not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting; however, if any other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares of Common Stock they represent in accordance with their judgment on such matters.
ADDITIONAL INFORMATION

The Company's Annual Report to Stockholders for the fiscal year ended June 30, 2020, includes its Annual Report on Form 10-K for the year which was filed with the U.S. Securities and Exchange Commission on September 28, 2020. The Annual Report to Stockholders on Form 10-K is not part of this proxy material, but is being mailed to stockholders with this proxy solicitation. Certain information included herein is incorporated in the Report by reference.

STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company intended to be presented at the Company’s Annual Meeting of Stockholders following the year ending June 30, 2021 must be received by the Secretary of the Company for inclusion in the appropriate proxy materials no later than September 20, 2021.

EXPENSES AND SOLICITATION

The entire cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone. No additional compensation will be paid to such persons for any additional solicitations. The Company will also request securities brokers, custodians, nominees and fiduciaries who hold shares of Common Stock of record to forward solicitation material to the beneficial owners of such shares, and will reimburse them for their reasonable out-of-pocket expenses in forwarding such soliciting materials.

By Order of your Board of Directors, Robert P. Nichols Secretary

Bohemia, New York
January 6, 2021

Exhibit A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION OF SCIENTIFIC INDUSTRIES, INC.

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

Scientific Industries, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted at a meeting proposing and declaring advisable the amendment to the Certificate of Incorporation of the Corporation filed on July 2, 1954, as amended by that certain Certificate of Amendment filed on May 18, 1955, as further amended by that certain Certificate of Amendment filed on October 8, 1957, as further amended by that certain Certificate of Amendment filed on November 1, 1968, as further amended by that certain Certificate of Amendment filed on October 19, 1970, as further amended by that certain Certificate of Amendment filed on March 1, 1984, as further amended by that certain Certificate of Amendment filed on January 28, 1985, and as further amended by that certain Certificate of Amendment filed on December 19, 1986 (collectively, the “Certificate”), and directing that such amendments be submitted to the stockholders of the Corporation for consideration:

RESOLVED, that Article FOUR of the Certificate shall be amended and restated in its entirety as follows:

“FOUR: The number of shares which the Corporation is authorized to issue is Ten Million (10,000,000) shares, and the par value of each of such shares is five cents ($0.05).”

SECOND: That the foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation, on __________, 2020.

SCIENTIFIC INDUSTRIES, INC.

By:
Name: Helena R. Santos
Title: President, Chief Executive Officer, Chief Financial Officer and Treasurer

Exhibit B

 AMENDMENT NO. 2
TO
SCIENTIFIC INDUSTRIES, INC.
2012 STOCK OPTION PLAN

(Effective as of [●], 2020)

The Scientific Industries, Inc. 2012 Stock Option Plan (as may be amended from time to time, the “Plan”) is hereby amended as follows:

1. Section 2 of the Plan is hereby amended and restated in its entirety to read as follows:

“2. Shares Subject to Plan. Options may be granted to purchase up to One Million One Hundred Ninety Three Thousand (1,193,000) shares of the common stock, par value $0.05 per share (the “Common Stock”), of the Company. In addition, to the extent that options previously granted under the 2002 Stock Option Plan of the Company (the “Prior Plan”) expire or terminate for any reason without having been exercised, then options exercisable for that same number of shares of Common Stock, up to a maximum of Fifty-Seven Thousand (57,000) shares, may be granted pursuant to the Plan. For the purpose of this Section 2, the number of shares purchased upon the exercise of an Option shall be determined without giving effect to the use by a Participant of the right set forth in Section 7(C) hereof to deliver shares of Common Stock in payment of all or a portion of the option price or the use by a Participant of the right set forth in Section 11(C) hereof to cause the Company to withhold from the shares of the Common Stock otherwise deliverable to him or her upon the exercise of an Option, shares of Common Stock in payment of all or a portion of his or her withholding obligation arising from such exercise. If any Options expire or terminate for any reason without having been exercised in full, new Options may thereafter be granted to purchase the unpurchased shares subject to such expired or terminated Options. Subject to the provisions of Section 10, the maximum number of shares of Common Stock which may be issued in accordance with the provisions of this Section 2 shall be One Million Two Hundred Fifty Thousand (1,250,000) shares.”

2. All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Plan. Except as expressly amended hereby, the terms and conditions of the Plan shall remain in full force and effect. This amendment shall be governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof. This amendment shall be effective as of the date first set forth above.

[END OF DOCUMENT]

SCIENTIFIC INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
February 26, 2021
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John A. Moore and Helena R. Santos, and each of them, with full power of substitution, to vote, as a holder of the common stock, par value $0.05 per share (“Common Stock”), of Scientific Industries, Inc., a Delaware corporation (the “Company”), all the shares of Common Stock which the undersigned is entitled to vote, through the execution of a proxy with respect to the 2020 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held virtually, on Friday, February 26, 2021 at 11:00 a.m. New York time, and any and all adjournments or postponements thereof, and authorizes and instructs said proxies to vote in the manner directed below.

1. Election of Class C Directors:	JOSEPH CREMONESE	CHRISTOPHER COX

	FOR both nominees ☐	WITHHOLD for both nominees ☐

If you wish your shares voted AGAINST one of the nominees, draw a line through that person's name above.

2. Approve the amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 7,000,000 to 10,000,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approve an amendment to the 2012 Stock Option Plan of the Company to increase the number of shares of Common Stock available for issuance thereunder by 943,000 shares, from 307,000 to 1,250,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Ratify the appointment of Nussbaum Berg Klein & Wolpow, CPA’s LLP, as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before such meeting or adjournment or postponement thereof.

The Board of Directors recommends the vote FOR the election of the named nominees for Class C Directors and proposals 2, 3, and 4.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE, PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.

PROPERLY EXECUTED AND RETURNED PROXY CARDS WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO INSTRUCTIONS TO THE CONTRARY ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AND TO APPROVE PROPOSAL NO. 2, 3, and 4.

You may revoke this proxy at any time before it is voted by (i) filing a revocation with the Secretary of the Company, (ii) submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) attending the Annual Meeting and voting in person. A stockholder’s attendance at the Annual Meeting will not by itself revoke a proxy given by the stockholder. (Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign with full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.)

Dated:
Signature

Signature, if held by joint owners

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.